UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   NORD, EVAN W.
   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION
   NDSN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/31/2002
5. If Amendment, Date of Original (Month/Year)
   8/7/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   RETIRED DIRECTOR
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 COMMON STOCK              |7/1/20|M   | |1,106             |A  |-0-        |355,656            |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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 COMMON STOCK              |7/19/2|G   |V|3,532             |D  |-0-        |108,961 (1)        |I     |BY SPOUSE                  |
                           |002   |    | |                  |   |           |                   |      |                           |
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 COMMON STOCK              |      |    | |                  |   |           |1,524,000          |I     |BY TRUST                   |
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 COMMON STOCK              |      |    | |                  |   |           |1,000,000          |I     |BY TRUST                   |
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(1)  Amendment being filed |      |    | |                  |   |           |                   |      |                           |
to correct typographical er|      |    | |                  |   |           |                   |      |                           |
ror of Securities          |      |    | |                  |   |           |                   |      |                           |
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       Beneficially Owned a|      |    | |                  |   |           |                   |      |                           |
t End of Month.            |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Units           |        |7/1/2|J   | |159        |A  |     |     |COMMON STOCK|159    |**     |            |   |            |
                      |        |002  |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Units           |        |7/1/2|M   | |1,106 *    |D  |     |     |COMMON STOCK|1,106  |**     |15,492      |D  |            |
                      |        |002  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* DISTRIBUTION IN ACCORDANCE WITH TERMS OF NORDSON'S DIRECTOR'S DEFERRED COMPENSATION PLAN WHEREIN REPORTING PERSON
    CEASED TO BE A DIRECTOR ON
3/7/2002.
** STOCK UNITS ACCRUED THROUGH NORDSON'S DIRECTOR'S DEFERRED COMPENSATION PLAN AS OF 7/31/2002 AND HAVE ACCRUED ON A
    PERIODIC BASIS. RECEIPT OF STOCK IS NOT PERMISSIBLE UNTIL DIRECTOR CEASES TO BE A DIRECTOR.
SIGNATURE OF REPORTING PERSON
ROBERT E. VEILLETTE, ATTORNEY-IN-FACT
DATE
8/8/2002